Exhibit 99.6

Consent of Kevin S. Flannery

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to his being named as a person about to become a director of Redback Networks, Inc. (“Redback”) in the Registration Statement on Form S-4 filed by Redback with the Securities and Exchange Commission on August 22, 2003, as amended from time to time.

/s/ KEVIN S. FLANNERY
Name:	Kevin S. Flannery

Date:  October 8, 2003